First Reliance Announces 3rd Quarter
Net Income of $765,178 - Up 31%

FLORENCE, S.C., Oct. 11 /PRNewswire-FirstCall/ — First Reliance Bancshares, Inc., (OTC Bulletin Board: FSRL), the holding company for First Reliance Bank, today announced 3rd quarter 2008 unaudited net income of $765,178, an increase of 31%.

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Unaudited net income for the three months ended September 30, 2008 was $765,178, compared to $584,877 reported in the prior-year period. Earnings benefited from growth in net interest income and reduction in non interest expense. Net interest income increased to $4.9 million in the third quarter of 2008 over $4.7 million reported the prior year period. Non interest expense decreased 3%, to $4.5 million in the third quarter of 2008. Diluted earnings per share were $0.21, compared to the $0.17 reported in the prior year period.

Unaudited net income for the nine months ended September 30, 2008 was $2.3 million, an increase of 3%, or $0.63 per diluted share, compared to $2.2 million, or $0.62 per diluted share, for the nine months ended September 30, 2007. Net interest income increased to $14.7 million in the nine months ended September 30, 2008, over $13.8 million reported the prior year period, while non-interest income was $3.9 million for both periods.

As of September 30, 2008, total assets were $573.7 million, an increase of $48.9 million or 9%, over the $524.8 million reported for September 30, 2007. Loans increased 6% to $459.7 million, while deposits increased to $447.6 million, up 2% from $440.8 million reported for the prior year period.

“In this difficult economic environment, we are not without our challenges; our nonperforming assets to total asset ratio has increased from 0.90 to 1.70 as September 30, 2008,” commented Jeff Paolucci, Senior Vice President and CFO of First Reliance Bank. “However, we have taken an aggressive approach to increasing our loan reserves from 1.09% of loans receivable to 1.35%. Even though we have made aggressive provisions for loan losses throughout the year, we continue to exceed our earnings estimate.”

“It is clear from the positive results of the 3rd quarter that our focus on profitable growth backed by conservative business decisions has been a rewarding business strategy for our bank,” commented Rick Saunders, president and CEO of First Reliance Bank. “In a challenging economic environment where many companies have reported negative growth in earnings, we are pleased to report positive growth in earnings. Our conservative investment practices have never included risks related to Fannie Mae or Freddie Mac or any other high risk mortgage backed securities. In addition, we do not make sub-prime mortgage loans and have no exposure in this area. While other banks have suffered the negative effects of these products and practices, First Reliance's conservative and sound business and banking practices, have allowed us to produce great earnings and position ourselves for future expansion and growth throughout the industry turmoil.”

“First Reliance is a financially sound and well capitalized company with a solid deposit base, and 98% of our customers are satisfied with our excellent service and convenience. We are a safe, strong, and profitable South Carolina community bank specializing in relationship banking with individuals and businesses and we have a long and bright future to look forward to.”

Jeff Paolucci, Senior Vice President and CFO of First Reliance Bank, commented, “First Reliance is financially strong and well capitalized. First Reliance remains in every measurable category a “well capitalized” institution under all regulatory standards. In fact, our capital ratios are well in excess of all regulatory “well capitalized” thresholds, which we feel is a significant accomplishment considering the state of the economy and the problems facing other institutions. Our strong capital, liquidity, and focus on closely monitoring and controlling expenses has increased our lending capabilities and provided us the opportunity to expand our franchise. During the first quarter of 2009, we will further enhance our commitment to be Easy To Do Business With(TM) by opening a new branch in West Columbia, SC. Additional 2009 expansion efforts include a branch on Forest Drive in Columbia, SC.”

“First Reliance is a strong and viable company committed to addressing issues quickly and efficiently as we stay focused on building a strong company for the future. As we continue to move forward in this difficult economic environment, we will continue to carefully and cautiously monitor our banking and business practices to prevent any potential and unforeseen challenges. Our proactive and aggressive risk management systems and emphasis on credit quality have resulted in our strong asset quality, which continues to improve. In addition, our footprint expands into different geographic markets throughout the state of South Carolina thereby reducing the credit risk associated with operating in one location.”

“We have realized several positive accomplishments this quarter,” stated Rick Saunders, president and CEO. “We are pleased to announce that for the past 3 consecutive years, we have been named One of the Best Places to Work in SC(TM). Providing a great place to work, allows us to recruit and develop great, talented people who are aligned with our company's vision, mission, and values. It is clear that the quality of our work environment has a direct impact on our customers' experience, due to our recent customer satisfaction score of 98%. We intend to continue to increase our level of customer satisfaction by making every effort to meet and exceed our customers' expectations. It is our goal to provide the utmost convenience in products and services and excellent customer service.”

“Throughout 2008, we will continue to focus on growing core deposits and leveraging our customer loyalty ratings, while improving our operating efficiencies and managing operating expenses. As we continue to diligently maintain disciplined risk and credit management practices, I am confident that we will continue to attain consistent and sustainable growth.”

ABOUT FIRST RELIANCE BANK

First Reliance Bank, founded in 1999, has assets of approximately $574 million, and employs over 145 highly talented associates. The bank serves Columbia, Charleston, Greenville and Florence markets in South Carolina. The bank has been recognized for its success including being the only company ever to be named to The Top 25 Fastest Growing Companies(TM) in South Carolina four times including 2002, 2004, 2005, and 2006 (SC Chamber/Elliott Davis). In June 2007, the bank was added to the Palmetto 25, a list of S.C.'s largest publicly held companies. In 2006, 2007, and 2008 the bank was also recognized as One of the Best Places to Work in South Carolina by the SC Chamber of Commerce. First Reliance Bank offers a unique Hometown Heroes package of benefits to serve those who are serving our communities, Totally FREE Checking, Totally FREE Business, FREE Coin Machines, a Nationwide NO FEE ATM Network, and a 5 Way Mortgage Service Promise. It also offers 8-8 Extended Hours in all of their Florence, Mt. Pleasant, and Lexington locations and is open on most traditional bank holidays. Its Easy to Do Business With(TM) standard has earned the young bank a customer satisfaction rating of 98% (Lamothe & Associates, Inc., Research Firm). First Reliance Bank is traded as FSRL.OB.

This press release contains forward-looking statements about branch openings within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward- looking statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

Contact Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer, (843) 674-3250

Media Contact:
Jeff Paolucci, Senior Vice President and CFO	Ashleigh Miles, PR & Advertising Manager
First Reliance Bank	First Reliance Bank
(843) 674-3250	(843) 789-1419
jpaolucci@firstreliance.com	amiles@firstreliance.com

First Reliance Bancshares, Inc.
Consolidated Reports of Income

			Three	Three
	Nine Months	Nine Months	Months	Months
	Ended	Ended	Ended	Ended
	September	September	September	September
	30, 2008	30, 2007	30, 2008	30, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Loans and Fees	25,895,022	25,745,192	8,234,706	9,234,300
Investment Securities
Taxable	1,025,605	638,647	349,641	192,571
Tax exempt	981,013	552,593	325,521	199,636
Federal funds sold	54,502	384,420	42,662	48,010
Other interest income	212,941	121,958	98,977	34,078
Total	28,169,083	27,442,810	9,051,507	9,708,595

Interest Expense
Time deposits $100,000 and over	5,524,539	5,062,204	1,491,623	1,909,567
Other deposits	5,128,023	7,218,069	1,722,955	2,613,580
Other interest expense	2,817,167	1,412,171	932,809	488,234
Total	13,469,729	13,692,444	4,147,387	5,011,381

Net Interest Income	14,699,354	13,750,366	4,904,120	4,697,214
Provision for loan losses	1,757,364	869,397	609,967	408,961
Net Interest Income after provision	12,941,990	12,880,969	4,294,153	4,288,253

Noninterest Income
Service charges on deposit accounts	1,477,950	1,394,945	548,098	486,508
Gain on sale of mortgage loans	1,445,876	1,635,949	319,519	519,818
Brokerage fees	112,242	124,220	5,685	38,351
Income (Expense) from
Bank Owned Life
Insurance	340,376	3,820	110,811	(786)
Other charges, commissions and fees	361,643	259,087	123,548	96,299
Gain (Loss) on sale of securities available for sale	—	4,187	—	(16,187)
Gain on sale of other real estate	700	16,104	700	—
Gain on sale of fixed assets	7,091	5,996	7,091	—
Other	147,574	437,163	46,705	140,557
Total	3,893,452	3,881,471	1,162,157	1,264,560

Noninterest Expense
Salaries and benefits	8,343,153	7,922,140	2,589,777	2,694,710
Occupancy	1,149,437	979,034	418,005	323,142
Furniture and equipment related	645,114	607,784	222,624	188,021
Other operating	3,803,663	4,107,690	1,248,888	1,418,732
Total	13,941,367	13,616,648	4,479,294	4,624,605

Income before tax	2,894,075	3,145,792	977,016	928,208
Income tax expense	619,353	946,000	211,838	343,331

Net Income	2,274,722	2,199,792	765,178	584,877

Basic earnings per share	0.65	0.64	0.22	0.17
Diluted earnings per share	0.63	0.62	0.21	0.17

First Reliance Bancshares, Inc.
Balance Sheet

	September 30	September 30	December 31
	2008	2007	2007
	(Unaudited)	(Unaudited)	Audited
Assets:
Cash and Cash Equivalents
Cash and Due From Banks	5,928,325	12,303,957	7,164,650
Federal funds sold	—	—	—
Total cash and cash equivalents	5,928,325	12,303,957	7,164,650

Investment securities
Securities available for sale	56,982,931	34,101,361	58,580,313
Nonmarketable equity securities	3,922,200	1,905,400	3,930,400
Investment in trust	310,000	310,000	—
Total investment securities	61,215,131	36,316,761	62,510,713

Loans held for sale	11,226,920	9,008,486	19,600,850

Loans receivable	459,686,752	434,389,319	468,137,690
Less allowance for loan losses	(6,210,754)	(4,736,321)	(5,270,607)
Loans, net	453,475,998	429,652,998	462,867,083

Premises, furniture, and equipment, net	23,770,377	20,828,686	22,233,746
Accrued interest receivable	3,049,352	2,648,767	3,092,767
Other real estate owned	293,700	134,349	196,950
Cash surrender value life insurance	10,880,649	10,436,829	10,540,273
Other assets	3,833,230	3,444,406	3,497,180
Total Assets	573,673,682	524,775,239	591,704,212

Liabilities:
Deposits:
Noninterest bearing transaction accounts	42,917,049	42,917,750	43,542,528
Interest bearing transaction accounts	27,159,758	53,403,111	39,450,393
Savings	121,475,590	82,138,499	85,819,481
Time deposits $100,000 and over	131,809,645	150,067,645	169,825,252
Other time deposits	124,196,593	112,300,558	110,860,061
Total deposits	447,558,635	440,827,563	449,497,715

Securities sold under agreements to repurchase	7,195,414	8,568,084	7,927,754
Federal Funds Purchased	2,170,000	3,000,000	13,359,000
Advances from Federal Home Loan Bank	63,500,000	24,000,000	69,000,000
Note Payable	3,000,000	—	3,000,000
Junior subordinated debentures	10,310,000	10,310,000	10,310,000
Accrued interest payable	583,346	913,244	767,577
Other liabilities	1,401,244	752,981	814,262
Total Liabilities	535,718,639	488,371,872	554,676,308

Shareholders' Equity:
Common Stock	35,337	34,874	34,946
Restricted Stock	(197,635)	(147,729)	(152,762)
Capital Surplus	26,064,686	25,808,044	25,875,012
Treasury Stock	(155,259)	(145,198)	(145,198)
Retained Earnings	13,488,094	11,057,547	11,417,275
Accumulated other comprehensive income	(1,280,180)	(204,171)	(1,369)
Total Shareholders Equity	37,955,043	36,403,367	37,027,904

Total Liabilities and Shareholders Equity	573,673,682	524,775,239	591,704,212

SOURCE First Reliance Bancshares, Inc.
-0- 10/11/2008
/CONTACT: Jeff Paolucci, Senior Vice President and CFO, +1-843-674-3250, jpaolucci@firstreliance.com, or Ashleigh Miles, PR & Advertising Manager, +1-843-789-1419, amiles@firstreliance.com, both of First Reliance Bank/
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(FSRL FSRL.OB)